Exhibit 99.1

Qwest Announces Key Leadership Change

•                  Oren Shaffer to retire as CFO

•                  John Richardson to assume role

DENVER, Feb. 28, 2007 — Qwest Communications International Inc. (NYSE: Q) and its Board of Directors announced today that Oren G. Shaffer will retire as vice chairman and chief financial officer, effective April 1, and that John W. Richardson, currently controller and senior vice president of finance, will succeed him in the role of executive vice president and chief financial officer.

“I am extremely proud of our accomplishments during the past five years and especially of Oren’s contributions,” said Richard C. Notebaert, chairman and chief executive officer. “We are very fortunate to have had him come out of retirement almost five years ago and join the Qwest team in its successful pursuit of sustained profitability. He will be missed but not forgotten. John brings a strong depth of talent, leadership and experience and we are fortunate to have a CFO with such outstanding character on the Qwest team. His appointment truly reflects the outstanding bench strength on the executive team that we have established over the past five years and I am confident he will play a key role in our continued success.”

Oren Shaffer, who turns 65 this summer, said: “In the time I have been here, this company and its executive team have consistently delivered on the vision Dick set forth when he arrived at Qwest. We have superb assets, a powerful position nationally and in our 14-state region, a solid customer base, a very involved chairman and CEO, and a talented and customer-focused work force. John knows our business as well as anybody, and I wish him and the senior management team all the best in achieving new heights as we continue to deliver the Spirit of Service.”

In a related announcement, Qwest has named R. William Johnston, currently vice president and assistant controller, as vice president and controller, effective April 1.

About Qwest
Qwest offers a unique and powerful combination of voice and data solutions for businesses, government agencies and consumers - locally and throughout the country. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com.

Contact Information:

Media Contact
Nicholas Sweers
303-992-2085
Nicholas.Sweers@qwest.com

Investor Contact
Stephanie Comfort
800-567-7296
IR@qwest.com

Attachment for biographies

John W. Richardson, 61, has served as Qwest’s controller and senior vice president since April 2003 and was designated chief accounting officer in April 2004. He will continue in that role along with his new duties as chief financial officer. Prior to joining Qwest, Richardson was an independent consultant and from 1967 to 2002, he held various financial positions at Goodyear Tire & Rubber Company, including vice president of finance for the North American tire business unit. He currently serves as a director of Ashworth, Inc. and holds a bachelor’s degree in business administration from Ohio University.

Oren G. Shaffer, 64, has been Qwest’s vice chairman and chief financial officer since July 2002. Prior to joining the company, he was president and chief operating officer of Sorrento Networks, a maker of optical products and also served as chief financial officer of Ameritech Corp. from 1994 to 2000. He spent 25 years at Goodyear, where he was chief financial officer and a member of the board of directors. His Goodyear career included 15 years of international experience, including chairman and chief executive officer of Goodyear’s operations in France. Shaffer serves on the boards of directors of Belgacom SA, the Daiwa family of mutual funds and Intermec, Inc. He holds a bachelor of science degree in business administration from the University of California at Berkeley and a master of science degree in management from the Massachusetts Institute of Technology.

R. William Johnston, 52, has served as Qwest’s vice president and assistant controller since June 2003. He joined U.S. West, Inc. in 1988 in the accounting division and has held a variety of management positions. He also has worked for a public accounting firm. Johnston holds a bachelor of science degree in business administration from the University of Nebraska at Omaha.